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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Hollinger International Inc.:

    We consent to the incorporation by reference in the registration statements Nos. 333-17111 and 333-82356 on Form S-3 and No. 33-88810, 333-29655 and
333-29651 on Form S-8 of Hollinger International Inc. of our reports dated March 31, 2006, with respect to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Hollinger International Inc.

    Our report dated March 31, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Hollinger International Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified and included in management's assessment material weaknesses relating to an ineffective control environment, ineffective communication, IT general controls and income taxes.


Chicago, Illinois
March 31, 2006

                                                 /s/ KPMG LLP